CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT
This Confidential Release and Separation Agreement (“Agreement”) is made by and between Anne-Marie Law (“Employee” or “you”), on behalf of yourself and your agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives and assigns (collectively “Employee Parties”), and Alexion Pharmaceuticals, Inc., its subsidiaries, parents, affiliates, divisions and related entities (“Alexion”), on behalf of its and their successors, predecessors, assigns, present or former directors, officers, executives, agents, attorneys, shareholders, fiduciaries or employees or any person acting on behalf of any of them (collectively, the “Alexion Released Parties”). Reference is made herein to the Employment Agreement by and between you and Alexion Pharmaceuticals, Inc., effective and dated as of June 5, 2017 (the “Employment Agreement”). Any capitalized term used but not defined herein shall have the same meaning as defined in the Employment Agreement.

WHEREAS, you are or were employed by Alexion Pharmaceuticals, Inc. or one of its subsidiaries, parents, affiliates, divisions and related entities; and

WHEREAS, you and Alexion wish to enter into this Agreement to fully resolve any actual or potential claims, including without limitation claims arising out of your employment with and/or separation from Alexion;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Employee and Alexion agree as follows:

1.End of Employment. Your employment with Alexion ends effective August 21, 2020 (the “Separation Date”). Regardless of whether you sign this agreement, you will be paid your base salary through the Separation Date and for all accrued unused vacation through the Separation Date. You acknowledge that (i) with the receipt of your final paycheck, you will have received all compensation and benefits that were due to you through the Separation Date as a result of services performed for Alexion, except as provided in this Agreement; (ii) you have reported to Alexion any and all work-related injuries incurred during your employment; (iii) you have reported to Alexion any and all business expenses; and (iv) Alexion has properly provided any leave of absence related to your own or a family member’s health condition, and you have not been subjected to any improper treatment, conduct or actions due to your request for or your taking of such leave.

2.Benefits Continuation. Regardless of whether you execute this Agreement, and assuming that you were enrolled in Alexion’s group health insurance plans prior to the Separation Date, you and your eligible dependents (if any) may continue to participate in Alexion’s group medical, dental, vision and/or employee assistance (EAP) plans for up to eighteen (18) months following the Separation Date (or longer if eligible), subject to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and provided that you timely and properly elect COBRA continuation coverage and pay the premiums associated with such coverage. You may also continue to participate in Alexion’s Health Care Flexible Spending Account plan through the end of the calendar year if you have a balance in the plan as of the Separation Date. You will receive information regarding COBRA in a separate communication.

3.Consideration. In exchange for your execution of and compliance with this Agreement and your continued compliance with Section 5 of the Employment Agreement, and provided that you do not revoke this Agreement as set forth in Section 19, Alexion will provide you with the severance payments and benefits described in Section 9(c) of the Employment Agreement payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. For the avoidance of doubt, such severance payments and benefits are set forth below in this Section 3 and are in full satisfaction of any rights you may have under the Employment Agreement. Any payments made under this Section 3 shall be offset by any amounts you owe to Alexion and any outstanding balance for your personal expenses on any Alexion-issued credit card that is not timely paid by you.

(a)Severance Pay. In accordance with Section 9(c)(i) of the Employment Agreement, Alexion will pay you a one-time, lump sum payment equal to $1,860,862.50, less applicable deductions and withholdings. This amount will be paid sixty (60) days following the Separation Date.

(c)COBRA Subsidy. In accordance with Section 9(c)(ii) of the Employment Agreement, and subject to your timely election to continue your participation and that of your eligible dependents in Alexion’s group medical, dental and/or vision plans under COBRA, Alexion will pay you an additional one-time, lump sum payment in the total gross amount of
$44,708.72 that, after all applicable taxes and withholdings are deducted, is the economic equivalent of the monthly health premiums paid by Alexion on behalf of you and your eligible dependents immediately prior to the Separation Date for a period of eighteen (18) months. This amount will be paid sixty (60) days following the Separation Date, provided that sufficient proof of COBRA enrollment is provided in advance.

(d)Outplacement. You will be eligible to participate in an outplacement assistance program though Essex Partners. All payments for outplacement shall be made by Alexion directly to the vendor. You must initiate contact with the vendor no later than three (3) months after the Separation Date in order to receive outplacement assistance.

(e)Equity Treatment.

(i)Time-Vesting RSUs Eligible for Vesting Acceleration. Any outstanding and unvested portion of the awards of time-vesting restricted stock units that were granted to you under the Alexion Pharmaceuticals, Inc. 2017 Incentive Plan (the “Incentive Plan”) on June 7, 2017 and February 28, 2018 (the “Eligible RSUs”) will accelerate and fully vest on the Separation Date. The Eligible RSUs will be settled and released to you as soon as reasonably practicable following the Effective Date (defined in Section 19), and in no event later than thirty (30) days following the Effective Date.

(ii)PSUs Eligible to Be Earned. The number of shares underlying the awards of performance stock units granted to you under the Incentive Plan on February 28, 2018, February 28, 2019 and February 28, 2020 will be pro-rated to the end of the month of the Separation Date and the pro-rated portion of such awards (the “Continuing PSUs”) will remain outstanding and will vest, if at all, upon certification of the performance criteria for each such award, with such certification (if any) to be completed at the time and as provided for in the

Incentive Plan and the applicable award agreement evidencing such Continuing PSUs. The Continuing PSUs that are earned and become payable under this subsection (e)(ii), if any, will be settled and released to you as soon as reasonably practicable following the certification of the performance criteria for the applicable award, but in no event later than the March 15 following the end of the applicable Performance Period (as defined in the applicable award agreement). Except as may be specifically provided in this Agreement, the Continuing PSUs will be governed by the terms of the Incentive Plan and the applicable award agreement evidencing such awards.

(iii)All Other Awards. All other equity awards other than the Eligible RSUs and the Continuing PSUs and not otherwise described in this Section 3(e), including the awards of restricted stock units granted to you under the Incentive Plan on February 28, 2019 and February 28, 2020, shall be canceled without consideration upon the Separation Date. For the avoidance of any doubt, your equity awards outstanding as of the Separation Date and the treatment provided for in this Agreement for each award is outlined in Exhibit A attached hereto.

4.Non-Admission. Alexion’s offer of this Agreement to you and any payments made under this Agreement do not constitute an admission by Alexion that you have any claim of any kind against Alexion or that Alexion admits to any liability. Further, by signing this Agreement, you are not admitting any wrongdoing.

5.Release. In exchange for the consideration described in Section 3 of this Agreement, and provided that you do not revoke this Agreement as set forth in Section 19, you and the Employee Parties, unless specifically excluded by this Agreement, agree to release Alexion and the Alexion Released Parties from all known and unknown claims of any type to date, including without limitation, any known or unknown claims arising out of anything having to do with your employment with Alexion or the end of your employment. This means that you and the Employee Parties give up these claims to the fullest extent permitted by law, including without limitation:

(a)claims for any pay, compensation or benefits, bonuses, commissions, incentive pay, paid or unpaid leave or time off, salary, separation or severance pay or benefits, wages, unpaid accrued vacation or other paid time off, overtime, unvested equity, or any other form of compensation whatsoever (including penalties for non-payment), costs, damages, interest, expenses or insurance;

(b)claims concerning any express or implied employment contracts, covenants or duties;

(c)claims for defamation; detrimental reliance; fraud; impairment/loss of business/economic opportunity; insufficiency of termination notice; intentional/negligent infliction of emotional distress; interference with contractual or legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence including negligent hiring/retention/ supervision; personal injury; premises liability; promissory estoppel; public policy violation; retaliatory discharge; tortious interference; posting requirement violations; records access violations; wrongful termination; or any other federal, state, local or common law claims;

(d)claims of discrimination based on age, ancestry, benefit entitlement, color, concerted activity, disability, failure to accommodate, gender, gender identity or expression, genetics, harassment, income source, leave rights, marital status, military status, national origin, parental status, perception of a protected characteristic, political affiliation, race, religion, retaliation, sex, sexual orientation, union activity, veteran status or other legally protected status; claims that any payment under this Agreement was affected by any such discrimination; or any other claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; or the False Claims Act; each as amended;

(e)claims arising under state or local law, including, but not limited to, the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 46a-51 et seq.; the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-60; the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75; the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. §§ 31-51kk et seq.; the Massachusetts Law Prohibiting Unlawful Discrimination, Mass. Gen. Laws. ch. 151B, §§ 1 et seq.; the Massachusetts Equal Pay Law, Mass. Gen. Laws ch. 149, §§ 105A et seq.; the Massachusetts Right to be Free from Sexual Harassment Law, Mass. Gen. Laws ch. 214 § 1C et seq.; the Massachusetts Discrimination Against Certain Persons on Account of Age Law, Mass. Gen. Laws ch. 149, §§ 24B et seq.; the Massachusetts Equal Rights Law, Mass. Gen. Laws ch. 93, §§ 102 et seq.; the Massachusetts Family and Medical Leave Law, Mass. Gen. Laws ch. 149, § 52D et seq.; the Massachusetts Payment of Wages Act, Mass. Gen. Laws ch. 149; the Massachusetts Minimum Fair Wages Act, Mass. Gen. Laws ch. 151; the Massachusetts Paid Family and Medical Leave law, Mass. Gen. Laws ch. 175M; the District of Columbia Human Rights Act, D.C. Code 2-1401.01 et seq.; and the Georgia Equal Pay Act,
O.C.G.A. §§ 34-5-1 et seq., each as amended; and

(f)any right to be or remain a member of any class, representative or collective action against Alexion or the Alexion Released Parties.

You acknowledge and agree that, as a condition of this Agreement, you and the Employee Parties expressly release all rights and claims against Alexion or the Alexion Released Parties that you know about, as well as those you may not know about. For the purpose of implementing a full and complete release and discharge of Alexion, the Alexion Released Parties, and others released herein, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist, and that this Agreement contemplates the extinguishment of any such claim or claims, except to the extent precluded by federal, state or local statutes.

6.Disclosure. In addition to the foregoing, and in further exchange for the consideration described in Section 3 of this Agreement, you specifically represent and warrant that as of the date that you execute this Agreement, either you (i) have disclosed to Alexion’s General Counsel or to another member of Alexion’s internal Legal Department in writing any matter that you know, suspect or have reason to know or suspect could constitute an actual or potential violation of the Alexion Code of Conduct, or similar code of business conduct and ethics, or of any internal or external legal, regulatory or compliance requirement applicable to

Alexion in any jurisdiction in which it does business, or (ii) have no information concerning any such matter.

7.Promise Not to Sue. Without limiting your rights under Section 13 of this Agreement, you promise not to sue Alexion or any Alexion Released Party for any claims covered by Section 5 of this Agreement and not excluded by any other section of this Agreement. This promise not to sue is separate from and in addition to your promises in Section 5 of this Agreement.

8.Confidential Terms. You agree that, except as required by applicable federal, state, or local law, you will keep all of the terms of this Agreement strictly confidential, including the amount of the payment provided to you under this Agreement and the fact of this Agreement (“Confidential Terms”). Subject to the second and third sentences of Section 13 of this Agreement, you will not disclose these Confidential Terms to anyone except your immediate family members and your legal/financial advisors, except to the extent required to comply with or enforce this Agreement, or as required to comply with: a valid subpoena, a court order, the submission of information to bank personnel in connection with a personal loan, outplacement personnel, tax or unemployment authorities, or another similar legal process. You further represent that prior to executing this Agreement, you have not disclosed its terms in a manner inconsistent with this confidentiality provision.

9.Reference. If the Company is asked to provide you and oral reference, such references are to be directed to Alexion’s HR Central department which will confirm only dates of employment and positions held. The Company agrees to provide you with the written letter of reference attached hereto as Exhibit B.

10.Continuing Obligations. You acknowledge and agree that you must abide by all of the obligations set out in your Employment Agreement, including without limitation nondisclosure, assignment of inventions, non-competition, non-solicitation, non- disparagement,and that these obligations survive your separation from Alexion and remain in full force and effect You also agree to comply with the covenants listed below following the Separation Date. In the event of any conflict between this Agreement and the Employment Agreement, the agreements will be interpreted to provide Alexion with cumulative rights and remedies such that the terms most protective of Alexion are enforced.

(a)Non-Disclosure of Confidential Information. You agree that, during your employment with Alexion, you had access to a variety of trade secret and/or confidential and proprietary information relating to Alexion’s business that is not generally available to the public through legitimate means, including but not limited to information relating to business opportunities, operations, cost and pricing data, strategies, forecasts, customer lists, improvements, technologies, techniques, processes, research, methods, procedures, testing systems, assays, compounds, molecules, organisms, gene sequences, cell lines, other reagents, uses of any of the foregoing, manufacture of any of the foregoing, computer software and programs (including source code and related documentation), test and/or experimental data and results, specifications, laboratory notebooks and drawings, and/or other information which has not been made available to the general public by senior management (all of which information in this Section 10(a) is collectively referenced as “Confidential Information”). You acknowledge and agree that such Confidential Information is Alexion property, and you shall not, directly or indirectly, use or disclose it for your own or a third party’s benefit.

(b)Assignment of Inventions. You acknowledge and agree that during the course of your employment with Alexion you may have participated in conceiving ideas or making discoveries and inventions, which Alexion considers to be proprietary and confidential, and includes all information and materials that you create, discover, develop, make, or which are made known by you or to you in connection with your employment with Alexion (“Proprietary Information”). Alexion (or its assigns) solely own all Proprietary Information and related patents, copyrights, trade secrets, trademarks and other intellectual property rights. You hereby assign and transfer to Alexion, and to the extent any such assignment cannot be made at present, will assign and transfer to Alexion, any and all right, title and interest that you may have or acquire in Proprietary Information, including intellectual property rights therein. Also, you agree to cooperate with Alexion’s reasonable requests for assistance in perfecting its ownership of Proprietary Information, such as by signing necessary documents, without additional compensation (but at Alexion’s expense). Notwithstanding the above, this assignment of rights does not apply to any inventions, ideas, discoveries, know-how, trade secrets, and other intellectual property for which no equipment, supplies, facility, or trade secret information of Alexion was used and which you developed entirely on your own time, unless (a) the invention relates (i) to Alexion’s business; or (ii) to Alexion’s actual or demonstrably anticipated research or development; or (b) the invention results from your work for Alexion. You do not have any right, title or interest in or to, or any license under, any patent, copyright, trademark or other intellectual property right of Alexion, and this Agreement does not grant you any right, title or interest in or to, or any license under, Proprietary Information. You will not seek any patent or any other form of intellectual property protection with respect to Proprietary Information, nor use Proprietary Information to obtain or seek to obtain a commercial advantage over Alexion. Alexion will have the sole right (but not any obligation) to use, assert and/or apply for patent, copyright, trademark and other intellectual property protections for Proprietary Information. You agree to assist Alexion in every reasonable way, without additional compensation (but at Alexion’s expense), to apply for, prosecute, maintain, enforce, defend and protect patent, copyright, trademark and other protection for Proprietary Information. You will, whether during or following your employment with Alexion, execute any and all assignments, transfers, applications and other papers that are necessary or helpful to Alexion in furtherance of the foregoing. If Alexion is unable for any reason to secure your signature to a document that is lawful and necessary to apply for, prosecute or maintain any patent or patent application concerning Proprietary Information, you hereby irrevocably designate and appoint Alexion and its duly authorized officers and agents as your agents and attorneys-in-fact to act for you in such matter with the same legal force and effect as if done by you.

(c)Non-Competition. You agree that for twelve (12) months following the Separation Date, you shall not, directly or indirectly, (a) own, operate, finance, control, or participate in the formation of, any Competing Organization in the Restricted Territory other than as a passive owner of not more than two percent (2%) of the outstanding shares of capital stock of any publicly traded corporation; or (b) render services to, give advice to, consult with, or be employed by a Competing Organization in the Restricted Territory if such services, advice, consultation, or employment involve (i) research, development, production, distribution, marketing, providing, selling or commercialization of Competing Products, (ii) assisting others in the research, development, production, distribution, marketing, providing, selling or commercialization of Competing Products; (iii) developing or implementing strategies to compete with Alexion with respect to Competing Products; (iv) directly or indirectly supervising or managing employees or other personnel who compete with Alexion with respect to Competing Products; or (iv) utilizing or disclosing Confidential Information. A “Competing Organization” means any person or entity that is engaged in, or about to become engaged in, the research, development, production, distribution, marketing, providing, selling or commercialization of a Competing Product. A “Competing Product” is a product, product candidate, process or service that is or would be directly or indirectly competitive with a product, product candidate, process or service with which you worked or about which you acquired Confidential Information through your work with Alexion within in the twenty-four month period prior to the Separation Date. The “Restricted Territory” means the United States or America, and any other country (or political subdivision thereof) in which Alexion conducts business and, within the twelve-month period prior to the Separation Date (i) in which you performed services for Alexion; (ii) over which you had sales or management responsibilities for Alexion; (iii) in which Alexion employed or engaged Restricted Employees whom you directly or indirectly supervised or managed or with whom you collaborated; or (iv) about which you had access to Confidential Information. A “Restricted Employee” means a person who is employed or engaged by Alexion as an employee or independent contractor (and has not received advance notice of Alexion’s termination of his or her employment or engagement by Alexion) and (i) with whom you had business-related contact within the twelve-month period prior to the Separation Date or (ii) about whom you had access to Confidential Information within the twelve-month period prior to the Separation Date.

(d)Remedies. You acknowledge that you have read and considered the restraints imposed upon you pursuant to this Section 10. You agree without reservation that these restraints are necessary for the reasonable and proper protection of Alexion, and are reasonable in respect to subject matter, length of time, and geographic area. If you commit a breach, or threaten to commit a breach, of any provision of this Section 10, Alexion shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Alexion and that money damages may not provide an adequate remedy to Alexion. You therefore agree that Alexion, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Alexion of any of the provisions of this Section 10, without having to post bond. So that Alexion may enjoy the full benefit of the covenants contained above, you agree that periods of time set forth in each of the covenants in this Section 10 shall be tolled, and shall not run, during the period of any breach by you of such covenants.

(e)Severability; Modification. If any of the covenants contained in this Section 10, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. Moreover, if any of the covenants contained in this Section 10, or any part thereof, are held to be unenforceable because of the duration or scope of such provision or the area covered thereby, you and Alexion agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and you and Alexion intend for the court to modify the duration and/or area of such provision to the maximum extent permitted by law. You and Alexion agree that in its reduced form, such provision shall then be enforceable. In the event that the courts of any state of the United States shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Alexion’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

11.Return of Alexion Property. You agree that you have returned or will return immediately, and no later than the Effective Date, all Alexion property or assets that you had or controlled during your employment, including without limitation: your Alexion identification badge; key fob; lab notebooks; laptop, desktop and handheld computers; mobile phones; tablets; personal digital assistants; secure ID cards; P-cards and corporate credit cards; keys; tools and tool boxes; personal protective equipment; external hard drives; flash drives; power and sync cables; all originals and soft or hard copies of documents such as e-mails, facsimiles, handbooks, letters, manuals, or memoranda; and any other Alexion-related communications, material, hardware, equipment or property. You acknowledge and agree that this obligation to return Alexion property includes, but is not limited to, all Confidential Information and other Alexion property within your possession, custody, or control, regardless of the form in which you held or acquired it, and includes all Alexion property contained on your personal electronic document storage accounts or electronic devices, including computers, computer equipment, mobile devices, external storage devices, smart phones, tablets, USB devices, and internet or cloud- based accounts. By your signature below, you warrant and representation that you have conducted a thorough search for Alexion property in all such electronic document storage accounts and electronic devices, as well as all files and hard copy documents in your possession, custody, or control.

12.Cooperation. You agree to cooperate with, and assist, Alexion to ensure a smooth transition of your work responsibilities. At any time following the Separation Date, you will provide such information as Alexion may reasonably request with respect to any Alexion- related transaction or other matter in which you were involved in any way while employed by Alexion. You further agree to assist and cooperate with Alexion in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by Alexion. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to you, including through in-person interview(s) with Alexion’s internal Legal Department or outside counsel for Alexion. You shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.

13.Non-Interference with Rights. Nothwithstanding anything to the contrary in this Agreement, the Release set forth in Section 5 of this Agreement excludes: (i) any claims for breach of this Agreement, (ii) claims challenging the enforceability of this Agreement under the ADEA, (iii) claims which cannot be waived by law, such as claims for unemployment or worker’s compensation benefits, (iv) claims for vested/earned benefits under ERISA-covered employee benefit plans, and (v) claims and rights to indemnification and/or defense to the fullest extent permitted under applicable law, Alexion's then current articles of incorporation and by- laws, and any Alexion liability insurance policies and paragraph 11 of the Employment Agreement. Further, you understand, agree and acknowledge that nothing contained in this Agreement, including but not limited to Sections 5 (Release), 6 (Disclosure), 7 (Promise Not to Sue), 8 (Confidential Terms), 10 (Continuing Obligations), 11 (Return of Alexion Property), 12 (Cooperation), will prevent, prohibit or restrict you from reporting possible violations of any law or regulation to, making disclosures to, and/or participating or cooperating in any investigation or proceeding conducted by the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor, the Securities and Exchange Commission (SEC), and/or any other governmental agency or entity charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees. Notwithstanding any other provision in this Agreement, you are not required to seek authorization from Alexion or to notify Alexion before making any such report or disclosure, or before participating or cooperating in any investigation or proceeding. You acknowledge that you are waiving any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any proceeding, including any proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency, except as may be required by law (for example, you may recover money properly awarded by the U.S. Securities and Exchange Commission as a reward for providing information to that agency). You acknowledge that you have been notified in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You further acknowledge that you have been notified that if you file a lawsuit for retaliation against Alexion for reporting a suspected violation of law, you may disclose Alexion’s trade secrets with your attorney and use the trade secret information related to that suspected violation of law in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

14.Remedies. You agree that if you are found to have violated this Agreement by a court of competent jurisdiction, you will pay Alexion’s reasonable attorneys’ fees, court costs and other expenses to enforce this Agreement, in addition to any other available relief. Without limiting the foregoing, you further acknowledge and agree that, if you violate the terms of this Agreement by, without limitation, violating the covenants in Sections 5 (Release), 6 (Disclosure), 7 (Promise Not to Sue), 8 (Confidential Terms), 10 (Continuing Obligations), 11 (Return of Alexion Property), or 12 (Cooperation), Alexion may (a) recapture the value of any proceeds from the exercise or sale of equity awards that were unvested as of the Separation Date, (b) require you to return all but $100.00 of the payments and benefits provided to you under this Agreement, and (c) suspend payment of any further payments and benefits provided to you under this Agreement. Nothing herein shall limit your rights under Section 13 of this Agreement.

15.Choice of Law and Forum. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law rules. You and Alexion hereby consent to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts to resolve any disputes arising out of the interpretation or administration of this Agreement.

16.Successors. This Agreement shall be binding upon and inure to the benefit of you and the Employee Parties, Alexion, the Alexion Released Parties, and their respective heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of them.

17.Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable or invalid, the other Sections shall remain fully valid and enforceable.

18.Representations. You acknowledge and agree that:

(a)you are advised, and by being given a copy of this Agreement, have been advised to consult with an attorney of your own choice, and you have been given the opportunity to do so prior to signing this Agreement;

(b)you have not been promised anything besides what is in this Agreement;

(c)the payments and benefits described in this Agreement exceeds the amount that you otherwise would receive at the end of your employment with Alexion and provides adequate and sufficient consideration to support this Agreement;

(d)you have reviewed this Agreement and are signing this Agreement knowingly and voluntarily;

(e)you have not been coerced or threatened into signing this Agreement;

(f)you do not have any pending court or administrative complaint or action against Alexion;

(g)you were not required to waive any attorneys’ fees as a condition of this Agreement; and

(h)this Agreement can only be modified in a written document signed by both you and Alexion.

19.Time Periods. You are given twenty-one (21) days from the date you receive this Agreement or until September 18, 2020 to consider it before executing it (“Consideration Period”). You may sign this agreement any time after your Separation Date and before the close of business on the final day of the Consideration Period. If you sign this Agreement prior to the end of the Consideration Period, your signature constitutes a voluntary waiver of this

Consideration Period. You agree with Alexion that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

You will have seven (7) calendar days after you sign this Agreement to revoke it (“Revocation Period”) by providing written notice to Alexion during the Revocation Period. Any revocation must be made both: a) via email sent to Ellen.Chiniara@alexion.com no later than 5:00pm EST on final day of the Revocation Period; and b) via writing postmarked no later than the close of business on the final day of the Revocation Period and addressed to:

Ellen Chiniara
Executive Vice President, Chief Legal Officer, and Corporate Secretary Alexion Pharmaceuticals, Inc.
121 Seaport Blvd.
Boston, MA 02210

This Agreement will not become effective or enforceable until the Revocation Period has expired (“Effective Date”). If you do not revoke this Agreement, you will receive the consideration described in Section 3 of this Agreement.

Notwithstanding anything to the contrary in this Agreement, if the Consideration Period or the Revocation Period spans two calendar years, any payments to which you become entitled under this Agreement following the Effective Date will be paid in the second calendar year to the extent such payments constitute “nonqualified deferred compensation” within the meaning of IRC §409A (as defined below).
20.Section 409A. This Agreement is intended to comply with the applicable requirements of Internal Revenue Code Section 409A (“IRC §409A”) and shall be construed accordingly. All references in this Agreement to termination of employment, a termination, retirement, cessation of employment, separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of IRC §409A shall be construed to require a Separation from Service (as defined below), and the date of such termination in any such case shall be construed to mean the date of the Separation from Service. Each of the payments required to be made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments for purposes of IRC §409A. If you are a Specified Employee (as defined below) on the Separation Date, if any payment hereunder that is payable by reason of the termination of your employment constitutes “nonqualified deferred compensation” subject to IRC §409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one (1) day after your termination of employment (or, if earlier, the date of your death). You are solely responsible for any tax penalties that may be imposed on you as a result of IRC §409A. In no event shall Alexion have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of IRC §409A. For purposes of the foregoing:

“Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under IRC §409A after giving effect to the presumptions contained therein) from Alexion and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with Alexion under Section 1.409A-1(h)(3) of such Treasury Regulations. The Board of Directors of Alexion Pharmaceuticals, Inc. (the “Board”) or the Leadership and Compensation Committee thereof (the “Committee”) may, but need not, elect in writing, subject to the applicable limitations under IRC §409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement; and

“Specified Employee” shall mean an individual determined by the Board, the Committee, or their delegate, to be a specified employee as defined in subsection (a)(2)(B)(i) of IRC §409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under IRC §409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

21.Medicare. Employee acknowledges and agrees that Employee is not Medicare eligible, is not a Medicare beneficiary, and is not within thirty (30) months of becoming Medicare eligible, and, therefore, that Employee is not aware of any medical expenses that Medicare has paid and for which any of Released Party is or could be liable now or in the future. If any person, entity, or governmental agency seeks damages (including multiple damages) and/or other relief from Alexion or any Alexion Released Party relating to any alleged injuries or claims of Employee, Employee will indemnify, defend, and hold Alexion and the Alexion Released Parties harmless from any and all such damages (including multiple damages) and/or other relief, claims, liens, Medicare conditional payments, and rights to payment, including any attorneys’ fees sought by such entities.

22.Entire Agreement. This Agreement, the Employment Agreement and the equity agreements referenced herein, as well as Exhibits A and B of this Agreement set forth the entire agreement between the parties. You are not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving you and Alexion are superseded by this Agreement. In the event of any conflict between this Agreement and the Employment Agreement and equity agreements referenced herein, , the agreements will be interpreted to provide Alexion with cumulative rights and remedies such that the terms most protective of Alexion are enforced. Further, and for the avoidance of doubt, to the extent of any conflict between the terms of this Agreement and any other document concerning severance benefits, the provisions of this Agreement shall prevail. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement. Further, for the avoidance of doubt, your rights to indemnification in your Employment Agreement survive your separation from Alexion.

23.Execution. This Agreement may be executed in two or more counterparts, including by electronic delivery through DocuSign, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement. This Agreement is and shall be deemed to be executed under seal.

INTENDING TO BE BOUND, the undersigned have executed this Agreement under seal as of the date written below.

ANNE-MARIE LAW

/s/ Anne-Marie Law Date:18-Sep-2020 Employee Signature

ALEXION PHARMACEUTICALS, INC.

/s/ Ludwig Hantson Date: 18-Sep-2020
By: Ludwig Hantson
Chief Executive Officer